Exhibit 99.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC, 20549

Ladies and Gentlemen:

        SOURCECORP, Incorporated, a Delaware corporation (the "Company"), has received a representation letter from Arthur Andersen LLP ("Arthur Andersen"), the Company's independent public accountant, in connection with the issuance of Arthur Andersen's audit report included within this filing on Form 10-K. In its letter, Arthur Andersen has represented to us that its audit of the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders', equity and cash flows for the year then ended, were subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audits, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Very truly yours,

/s/ Barry L. Edwards

Executive Vice President and Chief Financial Officer